                                                                  EXHIBIT 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                                     NINE MONTHS
                                                                                                        ENDED
                                                           YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                ---------------------------------------------    ----------------------
                                                  1996         1997        1998       1999         2000         2001
                                                ---------   ---------   ---------   ---------    ---------    ---------
Income (loss) before income taxes, minority
  interest and extraordinary item ............  $  65,419   $  82,813   $ 138,167   $(130,998)   $ (97,751)   $(104,581)
                                                ---------   ---------   ---------   ---------    ---------    ---------

Fixed charges:
      Interest expense and amortization of
        debt issuance costs...................  $      --   $      --   $  14,908   $  17,769    $  18,606    $  17,087
      Interest portions of leases.............      2,900       4,133       3,600       5,033        6,133        5,301
                                                ---------   ---------   ---------   ---------    ---------    ---------

Total fixed charges (B).......................  $   2,900   $   4,133   $  18,508   $  22,802    $  24,739    $  22,388
                                                =========   =========   =========   =========    =========    =========

Income (loss) before income taxes, minorities
  interest and extraordinary item
  plus fixed charges (A)......................  $  68,319   $  86,946   $ 156,675   $(108,196)   $ (73,012)   $ (82,193)
                                                ---------   ---------   ---------   ---------    ---------    ---------

Ratio of earnings to fixed charges (A/B)......      23.6x       21.0x        8.5x       --x(1)       --x(1)       --x(1)


(1) During the nine months ended September 30, 2001 and the fiscal years ended December 31, 2000 and 1999, there was a deficiency of earnings to cover fixed charges of approximately $104.6 million, $97.8 million and $131 million, respectively.